EXHIBIT 21.1

MICRON TECHNOLOGY, INC.
SUBSIDIARIES OF THE REGISTRANT

Name	State (or jurisdiction) in which Organized
Acclaim Innovations, LLC	Delaware
Lexar Hong Kong Limited	Hong Kong
Lexar Media (Europe) Limited	United Kingdom
Lexar Media, Inc.	Delaware
Lexar Media International Limited	Ireland
Lexar Media K.K.	Japan
Lexar Media Pty Ltd.	Australia
Lexar (Shanghai) Electronic Company Limited	China
Lexar Singapore Pte. Ltd.	Singapore
Micron Customs Brokerage Services, Inc.	Idaho
Micron Europe Limited	United Kingdom
Also does business as Crucial Technology Europe
Micron Japan, Ltd.	Japan
Micron Semiconductor Asia Pte. Ltd.	Singapore
Also does business as Crucial Technology Asia
Micron Semiconductor Canada, Inc.	Canada
Micron Semiconductor (Deutschland) GmbH	Germany
Micron Semiconductor France, SAS	France
Micron Semiconductor Fraxalis Oy	Finland
Micron Semiconductor GmbH	Austria
Micron Semiconductor Hungary Kft	Hungary
Micron Semiconductor India, Inc.	Idaho
Micron Semiconductor India Private Limited	India
Micron Semiconductor International, Ltd.	Cayman Islands, B.W.I.
Micron Semiconductor Ireland Limited	Ireland
Micron Semiconductor Korea Co., Ltd.	South Korea
Micron Semiconductor Products, Inc.	Idaho
Also does business as Crucial Technology
Micron Semiconductor (Shanghai) Co., Ltd.	China
Micron Semiconductor Sweden AB (Aktiebolaget Grundstenen 108204)	Sweden
Micron Semiconductor Technology (Shanghai) Co., Ltd.	China
Micron Semiconductor (Xiamen) Co., Ltd.	China
Micron Semiconductor (Xi’an) Co., Ltd.	China
Micron Technology Asia Pacific, Inc.	Idaho
Micron Technology Italia S.r.l.	Italy
Micron Technology Puerto Rico, Inc.	Puerto Rico
Micron Technology Services, Inc.	Idaho
Micron Technology Texas, LLC	Idaho